Exhibit 19.1
AIR PRODUCTS AND CHEMICALS, INC. INSIDER TRADING POLICY
•This Insider Trading Policy (this “Policy”) prohibits any trading of securities while in possession of material nonpublic information gained in the course of performing services for Air Products and Chemicals, Inc. (the “Company”) and any unauthorized disclosure of such information.

•This Policy sets forth requirements and guidelines for trading in the Company’s securities.

•Violations of this Policy may lead to disciplinary action, including termination, and subject the individuals involved to civil and criminal penalties.

•You must report any actual or suspected violations of this Policy.

I.Introduction and Purpose
    The Company is subject to various federal and state laws and regulations governing trading in its securities. The Company’s Board of Directors has adopted this Policy to promote compliance with securities laws that prohibit persons who are aware of material nonpublic information about a company from: (i) trading that company’s securities or (ii) providing material nonpublic information to other persons who may trade on the basis of that information. The procedures set forth in this Policy are designed to help you comply with insider trading laws, handle confidential information properly and avoid potentially embarrassing public disclosures and the appearance of impropriety. If you have questions regarding the Policy or a particular situation, you should contact the Air Products Legal Department before engaging in any transaction.
II.Persons Subject to this Policy
    This Policy applies to all officers and employees of the Company and its consolidated subsidiaries and to all members of the Company’s Board of Directors. The Company also may determine that other persons should be subject to this Policy, including consultants or contractors who have or may have access to material nonpublic information. It is the personal obligation and responsibility of each person subject to this Policy to adhere to this Policy.
If you are subject to this Policy, any family members who live with you, including your spouse or domestic partner, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws, as well as anyone else who lives in your household and any family members who do not live in your household but whose securities transactions are directed by you or are subject to your influence and control, such as children away at college or parents or children who consult with you before they trade (collectively, “Family Members”). You are responsible for the transactions of your Family Members and should make them aware of the need to confer with you before they trade any securities of the Company and before they trade the securities of any other entity about which you have communicated nonpublic information that you obtained in the course of your role with the Company. You should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions are made by you.
    This Policy also applies to all entities that you influence or control, including any corporations, partnerships or trusts. Transactions by these entities will be regarded for the purposes of this Policy and the applicable securities laws as though they are made by you.
In addition, this Policy contains additional provisions set forth in Annex A that apply only to Section 16 Reporting Persons and other Designated Individuals (each as defined therein).
III.Transactions Subject to this Policy
This Policy applies to all transactions in Air Products securities, whether direct or indirect. Examples of indirect transactions include transactions in Company securities held in any Company 401(k) retirement savings plan, pension plan, retirement plan or other similar plan. This Policy also applies to the securities of other companies, including competitors, customers, suppliers or other business partners and companies that are involved in potential transactions or relationships with Air Products. You may not use any nonpublic information that you learn during the course of your role with Air Products to trade in the securities of any other company.

IV.Policy Against Insider Trading
A.Prohibition of Insider Trading and Tipping
    Federal and state securities laws prohibit the purchase or sale of a company’s securities by any insider who is aware of material information about that company that is not generally known or available to the public. These laws also prohibit any insider who is aware of material nonpublic information from disclosing that information to others who may trade. Companies and their controlling persons are subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.
Any person subject to this Policy who is aware of any material nonpublic information concerning the Company or another company may not:
•engage in transactions in the Company’s securities, directly or indirectly, except as specifically noted herein;
•engage in any other action to take personal advantage of the material nonpublic information, including disclosing (i.e., “tipping”) that information to any other person who may use the information to benefit by trading in the Company’s securities or the securities of any other company;
•recommend the purchase or sale of the Company’s securities or the securities of the other company to which such information relates;
•disclose material nonpublic information internally within the Company to individuals whose roles do not require them to have that information or to individuals outside of the Company unless the disclosure is made in accordance with the Company’s policies regarding the protection of confidential information and authorized external disclosures; or
•assist anyone engaged in any of the above activities.
These restrictions begin as soon as you obtain material nonpublic information and end after the first full Trading Day after the information is publicly disseminated or once the information is no longer material (regardless of whether you continue to serve the Company). A “Trading Day” means a day on which the NYSE is open for trading.
Detection and punishment of insider trading is a top enforcement priority of law enforcement and the consequences of insider trading can be severe. The United States Securities and Exchange Commission (the “SEC”), the New York Stock Exchange (the “NYSE”), the Financial Industry Regulatory Authority, Inc. and the United States Department of Justice investigate and are very effective at detecting insider trading. Cases have been successfully prosecuted in connection with trading by family members and friends and for trading involving only a small amount of securities. Criminal prosecutions for insider trading are commonplace and can result in substantial fines and/or imprisonment.
This Policy is designed to deter improper trading and compliance is mandatory. Violation of this Policy may lead to disciplinary action up to and including termination for cause or removal, whether or not failure to comply results in a violation of law. The Company may need to alert appropriate authorities if required or if it decides, in its sole discretion, that the situation so warrants.
B.Key Questions and Answers Regarding this Policy
The following questions and answer provide additional information regarding this Policy’s prohibition of insider trading and tipping.
1.What is “insider trading”? Insider trading includes: (1) trading while in possession of material nonpublic information; (2) disclosing or “tipping” material nonpublic information to others or recommending the purchase or sale of securities on the basis of such information; or (3) assisting someone who is engaged in any of the foregoing activities.

2.Who is an “insider”? The term “insider” applies to anyone who, by virtue of his or her relationship with the Company, possesses material nonpublic information about the Company. All officers and employees of the Company and its consolidated subsidiaries as well as all members of the Company’s Board of Directors are insiders as are Family Members and any entities they control. Persons not associated with the Company who have material nonpublic information disclosed to them privately by an insider (“tippees”), are, in many cases, also treated as insiders. If illegal trading by a tippee occurs, then the insider who provided the information could be found liable and, under certain circumstances, the actions of the insider may be imputed to the Company.
3.What is “material information”? Information is considered “material” if there is a substantial likelihood that a “reasonable investor” would consider the information important in making a decision to buy, hold or sell securities. Material information may be positive, negative or neutral. Any information that could reasonably be expected to affect the price of the security is material. There are certain categories of information that are particularly sensitive and, as a general rule, should always be considered material, including, but not limited to, the following:
•quarterly or annual earnings information and guidance, including estimates or revisions;

•earnings that are inconsistent with the consensus expectations of the investment community, reaffirming previously issued earnings guidance or a decision to suspend earnings guidance;

•events that may result in the creation of a significant reserve or write-off or other significant adjustments to the financial statements;

•a pending or proposed merger, acquisition or tender offer or an acquisition or disposition of a significant amount of assets;

•a significant company restructuring;

•a change in senior management;

•major events regarding a company’s securities, including an offering of securities, the declaration of a stock split or a significant change in dividend policy;

•actual or threatened litigation or administrative actions or other material developments regarding such matters, including their resolution;

•a significant project, joint venture or product development;

•a significant cybersecurity incident or event that affects a company or third-party providers that support a company’s business operations; and

•any other facts that might cause a company’s financial results to be substantially affected.

This is a non-exclusive list and positive, negative and neutral information can be material depending on the circumstances. Because securities trades may receive scrutiny after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be addressed conservatively.
4.What is “nonpublic information”? Information is “nonpublic” if it is not generally known or available to the public. Information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or in an SEC filing) and the investing public has had sufficient time to absorb the information fully. For purposes of this Policy, information is considered nonpublic until after the first full Trading Day following the public dissemination of the information.
5.What is “tipping”? Tipping is when a person subject to this Policy discloses material nonpublic information about the Company or another company to another person or recommends that another person trade in the securities of any company while in possession of material nonpublic information about that company and the other person either: (i) trades that company’s securities while in possession of that material nonpublic information; or (ii) provides the material nonpublic information to a third party who then trades in such company’s securities. Tipping is illegal even if you do not personally make a trade or otherwise benefit from disclosing material nonpublic information.

6.What are the potential consequences of insider trading? There are no limits on the size of a transaction that will trigger insider trading liability and even relatively small trades can result in an investigation and potential liability. Individuals found liable for insider trading face penalties of up to three times the profit gained or loss avoided, a criminal fine of up to $5 million and up to 20 years in prison. In addition to potential civil and criminal liability, in certain circumstances the Company may be able to recover all profits made by an insider who traded illegally, plus collect other damages. Furthermore, the Company (and its executive officers and directors) could face penalties of the greater of $1 million or three times the profit gained or loss avoided as a result of an insider’s violation and a criminal penalty of up to $25 million for failing to take adequate steps to prevent insider trading.
C.Additional Trading Restrictions for Certain Transactions
In addition to the prohibitions on insider trading and tipping described above, this Policy also contains restrictions on the following types of transactions under which an insider could potentially abuse, or be seen to abuse, his or her access to material nonpublic information.
I.Short Sales. No person subject to this Policy may engage in the short sale of the Company’s securities. A short sale is a sale of securities not owned by the seller and may be based on an expectation on the part of the seller that the securities will decline in value. Short sales reduce the seller's incentive to improve the Company's performance and may signal the market that the seller lacks confidence in the Company’s prospects. For these reasons, short sales are prohibited. In addition, Section 16(c) of the Securities Exchange Act of 1934 (the “Exchange Act”) prohibits officers and directors from engaging in short sales.
II.Public Options and Other Derivative Securities. Persons subject to this Policy are restricted from trading in derivative securities that are tied to the value of Company securities. “Derivative securities” include options, warrants, stock appreciation rights or similar rights whose value is derived from or related to the value of the Company’s securities. This prohibition includes, but is not limited to, trading in Company-based put or call option contracts, trading in straddles and similar transactions. These transactions are prohibited because they may cause an insider to focus on short-term performance at the expense of the Company’s long-term objectives. Note that this Policy does not restrict holding and exercising stock options, restricted stock units or other derivative securities granted under the Company’s equity compensation plans.
III.Margin Accounts. Securities held in margin accounts as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call, which may occur suddenly and at a time when the account holder is aware of material nonpublic information or is otherwise restricted from trading. Due to these factors, persons subject to this Policy are prohibited from holding the Company’s securities in margin accounts. This means such persons are prohibited from borrowing from a brokerage firm, bank or other entity in order to purchase or hold the Company’s securities (other than in connection with “cashless” exercises of stock options under the Company’s equity compensation plans as further described in Section IV.D.1, “Transactions Under Equity Compensation Plans”).
IV.Standing and Limit Orders. Standing and limit orders are not prohibited under this Policy, but persons subject to this Policy must be aware that these orders create risks for insider trading violations because you have no control over the timing of purchase or sales that result from standing instructions to a broker. As a result, the broker could execute a transaction when you are in possession of material nonpublic information, even though the order may have been placed at a time when you were not aware of material nonpublic information. If you come into possession of material nonpublic information and fail to terminate a standing or limit order in these circumstances, there is a risk that the trade will be executed while you are in possession of inside information. Accordingly, persons subject to this Policy are encouraged to refrain from placing a standing or limit order unless it is limited to a short duration and otherwise complies with applicable restrictions and procedures outlined in Annex A. Any person who is considering a standing or limit order for a longer period should instead consider implementing a Rule 10b5-1 Plan as described in Section V, “Transactions Under Rule 10b5-1 Trading Plans.”

D.Certain Permitted Transactions
This Policy does not restrict the transactions set forth in this Section IV.D, except as specifically noted. While these transactions are generally not subject to the restrictions set forth in this Policy, a Section 16 Reporting Person (as defined in Annex A) or his or her Family Members should still pre-clear the proposed transaction with the Company’s Legal Department in accordance with Annex A.
1.Transactions under Equity Compensation Plans. This Policy does not apply to the exercise of stock options granted under the Company’s equity compensation plans if the exercise is not followed by the open market sale of any of the shares at issue. This means that the Policy does not apply to a cashless exercise where shares are surrendered to the Company (including, for the avoidance of doubt, any “net exercise” under a Company policy or award agreement) but it does apply to any sale of the underlying shares of common stock by a broker as part of a broker-assisted cashless exercise transaction.
This Policy does not apply to the receipt of restricted stock units or performance shares under the Company’s equity compensation plans nor does it apply to the exercise of a tax withholding right pursuant to which a person elects to have the Company withhold (or the Company automatically withholds) shares subject to a restricted stock unit or performance share in order to satisfy tax withholding requirements. This Policy does apply, however, to any open market sale of the Company’s common stock for the purpose of generating the cash needed to satisfy tax withholding requirements with respect to the vesting of a restricted stock unit or performance share.
Any subsequent sale of shares acquired under the Company’s equity compensation plans is subject to this Policy.
2.Certain 401(k) Plan Transactions. This Policy does not apply to purchases of Company securities in the Company’s 401(k) plan resulting from periodic contributions pursuant to your payroll deduction election. This Policy does apply, however, to certain elections made under the plan, including: (1) an election to increase or decrease the percentage of periodic contributions that are allocated to the Company stock fund; (2) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (3) an election to borrow money against your plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (4) an election to prepay a plan loan if the prepayment will result in allocation of loan proceeds to the Company stock fund.
3.Direct Stock Purchase and Dividend Reinvestment Plans. This Policy does not apply to purchases of Company securities in a direct stock purchase plan resulting from the periodic contribution of money to the plan pursuant to an election you made at the time of your enrollment in the plan. Similarly, this Policy does not apply to purchases of Company securities through a dividend reinvestment plan resulting from the reinvestment of dividends paid on Company securities. This Policy does apply, however, to your election to participate or increase your level of participation in these plans. This Policy also applies to any sale of Company securities acquired through these plans.
4.Bona Fide Gifts. Bona fide gifts of Air Products securities are generally permitted. However, whether a gift is bona fide will depend on the circumstances surrounding a specific gift. For example, gifts where there is an expectation of a sale of the securities in close proximity to the gift may imply some economic benefit to the donor that could result in the gift not being considered bona fide. Accordingly, if you expect or intend for the recipient of a gift of Air Products securities to promptly sell the securities (as is typically the case for charitable gifts to tax-exempt entities) and you are in possession of material nonpublic information you should consult the Legal Department prior to making the gift. Gifts that are part of a plan to circumvent the insider trading rules are not permitted.

V.Transactions Under Rule 10b5-1 Trading Plans
Rule 10b5-1 under the Exchange Act provides an affirmative defense from insider trading liability. In order to be eligible to rely on this affirmative defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company securities that meets the conditions specified in the following paragraph (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company securities may be purchased or sold under the Rule 10b5-1 Plan without regard to certain insider trading restrictions.
To comply with the Policy, a Rule 10b5-1 Plan must be approved by the General Counsel or his or her designee. A person subject to this Policy may only enter into a Rule 10b5-1 Plan when that person is not aware of material nonpublic information. To establish the affirmative defense provided by Rule 10b5-1(c)(1), a person who is not then aware of material nonpublic information must enter into a binding contract, provide an instruction to another person or adopt a written plan for trading securities that
•specifies the amount of securities to be bought or sold, as well as the price and date for the transaction;
•includes a written formula, algorithm or computer program for determining the amount, price and date of the purchase or sale; or
•does not permit the person to exercise any subsequent influence over how, when or whether to effect purchases or sales, while at the same time ensuring that any person effecting trades under the Rule 10b5-1 Plan is not aware of any material nonpublic information while doing so.
    Once a Rule 10b5-1 Plan is adopted, the person must not exercise any influence over the number of securities to be traded, the price at which they are traded or the date of the trade. The Rule 10b5-1 Plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.
    Any Rule 10b5-1 Plan must be submitted to the General Counsel for approval at least 10 days prior to the entry into the Rule 10b5-1 Plan. In order for a Rule 10b5-1 Plan to be approved, the following requirements must be observed:
•the person adopting the Rule 10b5-1 Plan must include a representation certifying that he or she is adopting the plan in good faith, at a time when he or she is not in possession of material nonpublic information and not as part of a plan to evade insider trading prohibitions;
•the Rule 10b5-1 Plan must include a cooling-off period between the adoption of the Rule 10b5-1 Plan and the first trade under the Rule 10b5-1 Plan that (i) for Section 16 Reporting Persons (as defined in Annex A) consists of the later of (A) 90 days after the adoption of the Rule 10b5-1 Plan and (B) two business days following the disclosure of the Company’s financial results on a Form 10-Q or Form 10-K for the completed fiscal quarter in which the Rule 10b5-1 Plan is adopted; provided, however, that in no event will the required cooling-off period exceed 120 days following the adoption of the Rule 10b5-1 Plan and (ii) for all other persons subject to this Policy is at least 30 days after the adoption of the Rule 10b5-1 Plan;
•a person subject to this Policy may not have more than one Rule 10b5-1 Plan in effect at the same time other than under the following limited exceptions: (i) a series of separate contracts with different broker-dealers or other agents to execute trades that are treated as part of a single plan, provided each individual contract satisfies Rule 10b5-1; (ii) one later-commencing Rule 10b5-1 Plan for purchases or sales of securities in the open market under which trading is not authorized to begin until after all trades under the earlier-commencing Rule 10b5-1 Plan have been completed or the earlier Rule 10b5-1 Plan has expired without execution; and (iii) a Rule 10b5-1 Plan that authorizes an agent to sell only securities that are necessary to satisfy tax withholding obligations arising exclusively from the vesting of compensatory awards and the person does not exercise control over the timing of sales;
•a person subject to this Policy may not have more than one Rule 10b5-1 Plan that is intended to effect the open-market purchase or sale of a total amount of securities as a single transaction in any 12-month period (other than transactions for tax withholding purposes as described in clause (iii) above); and
•for any Section 16 Reporting Person or Designated Individual and his or her Family Members, the Rule 10b5-1 Plan may only be adopted (or amended) during a Trading Window (as each such term is defined in Annex A).

    Any modification to the amount, pricing or timing of purchases or sales of securities under a Rule 10b5-1 Plan will constitute the termination of the Rule 10b5-1 plan and the adoption of a new plan, which means that any such modification will trigger the need for the new trading plan to satisfy all of the elements of Rule 10b5-1 and the restrictions set forth above, including a new cooling-off period, before trading can begin under the new plan.
If a Rule 10b5-1 Plan is approved, no further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required. Any proposed amendment or cancellation of a Rule 10b5-1 Plan must be submitted to the General Counsel for approval at least 10 days before the proposed effective date of the amendment or cancellation.
VI.Reporting Violations
Any person who suspects or becomes aware of violations of this Policy must report them promptly to the Legal Department or to the Company’s IntegrityLine by telephone at 1-877-272-9726 (U.S. and Canada) or online at www.airproducts.com/integrityline. No one who in good faith reports any suspected problem or wrongdoing will suffer retaliation or adverse employment consequences for having made such a report. Failing to properly report suspected violations of this Policy is viewed with the utmost seriousness by the Company.
VII.Policy Administration and Questions
    This Policy shall be administered by the Company’s Legal Department under the authority of the General Counsel or his or her designee. Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Legal Department.

ANNEX A

Additional Requirements Applicable to
Section 16 Reporting Persons and Designated Individuals

The following additional requirements apply to Section 16 Reporting Persons (as defined below) and certain other employees who are designated by the Company from time to time (“Designated Individuals”), as well as members of their families and entities that they control. A “Section 16 Reporting Person” is a member of the Company’s Board of Directors or an officer or recently departed director or officer who is subject to the reporting and “short-swing profit” liability provisions of Section 16 of the Exchange Act. A “Designated Individual” is a person who, in the ordinary course of his or her duties to the Company, has regular access to material nonpublic information. Designated individuals will be notified by the General Counsel that they are subject to additional trading restrictions as set forth in this Annex A.
    Under special circumstances, certain employees who are not Section 16 Reporting Persons or Designated Individuals may gain access to material nonpublic information and the Company, in its discretion, may determine that these employees are subject to the additional restrictions and procedures set forth in this Annex A (irrespective of whether such persons become Designated Individuals). These employees will be notified of this status and will be subject to the restrictions set forth herein for a period of time that the Company deems appropriate.
    A.    Additional Trading Restrictions for Certain Persons
    The following additional restrictions apply to trading Company securities by Section 16 Reporting Persons and Designated Individuals:
1.    No Trading Outside of Open Trading Window. Section 16 Reporting Persons, Designated Individuals and members of their immediate families or households may trade in Company securities only during open trading windows that are announced by the Company (the “Trading Window”). The Company will inform affected individuals when a Trading Window is opened. These window periods typically open in early February, May, August and November. However, if there is or may be material nonpublic information during a window period, the Company may not open the Trading Window or may suspend trading during a Trading Window.
2.    No Trading During Event-Specific Trading Restriction Periods. From time to time, the Company may determine that specific individuals should be restricted from trading in Company securities because they are aware of a specific event or information regarding a potential transaction that is material to the Company that has not been publicly disclosed. In these instances, the General Counsel or his or her designee will notify these individuals that they are prohibited from trading until further notice. In some circumstances, the Company may determine that material nonpublic information requires that certain other employees not be permitted to trade in Company securities and the Company may notify these employees of the trading restriction without disclosing the reason. The existence of an event-specific trading restriction period will not be announced to the Company as a whole and should not be communicated to any other person. Even if you have not been specifically notified not to trade Company securities, you are still prohibited from trading if you are or become aware of any material nonpublic information.
3.    Restrictions on Hedging and Monetization Transactions. Hedging and monetization transactions of Company securities acquired through the Company’s equity compensation plans or otherwise may result in a person having ownership of an economic interest in such securities but without the full risks and rewards of ownership, which may differ from the interests of the Company’s other stockholders. In addition, hedging and monetization transactions can eliminate or mitigate the intended alignment of incentives under the Company’s equity compensation programs. Accordingly, the Company’s Section 16 Reporting Persons, Designated Individuals and their Family Members may not purchase financial instruments such as prepaid variable forward contracts, equity swaps, collars, exchange funds, puts, calls, forwards and other derivative instruments, or otherwise engage in transactions that hedge or offset, or that are designed to hedge or offset, any decrease in the market value of Company securities that are (1) issued by the Company as part of such person’s compensation package or (2) held, directly or indirectly, by such person.

4.Restrictions on Pledging Company Securities. Securities that are pledged or hypothecated as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan, which could occur at a time when the pledgor is aware of material nonpublic information or is otherwise restricted from trading. Accordingly, the Company’s Section 16 Reporting Persons, Designated Individuals and their Family Members may not pledge or hypothecate Company securities as collateral for a loan.
A.Pre-Clearance of Trading by Section 16 Reporting Persons
    If a Section 16 Reporting Person, his or her Family Member or an entity they control is contemplating a transaction in the Company’s securities (including a gift of securities), the proposed transaction must be pre-cleared with the Company’s General Counsel, even if the proposed transaction is to take place during a Trading Window. If the transaction is cleared to proceed, the General Counsel will assist a Section 16 Reporting Person in complying with Section 16 and, where applicable, Rule 144 under the Securities Act of 1933 (the “Securities Act”).
    A request for pre-clearance should be submitted to the General Counsel at least three days in advance of the proposed transaction. The General Counsel is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person who seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company securities and should not inform any other person of the restriction. If pre-clearance is granted for a particular transaction, the transaction should be completed promptly, and in any event within five Trading Days following receipt of pre-clearance unless an exception is granted (provided that if you become aware of material nonpublic information before executing the transaction, you must cancel the transaction). Approved transactions that are not effected within this period will be subject to receiving pre-clearance again.
    If you request pre-clearance under this Policy, you should consider carefully whether you are aware of any material nonpublic information about the Company and should describe fully those circumstances to the General Counsel. If you are a Section 16 Reporting Person, you should also indicate whether you have effected any non-exempt “opposite-way” transactions within the past six months and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5.
In addition, if required, you also should be prepared to comply with Rule 144 under the Securities Act and file a Form 144, if necessary, at the time of any sale. Rule 144 requires that certain control persons, including Section 16 Reporting Persons, file a Form 144 notice of sale prior to placing a sale order with a broker, including sales through broker-financed option exercises if sales will exceed the greater of 5,000 shares of the Company’s common stock or $50,000. Rule 144 should be followed for any sale of Company common stock by you or your Family Members, whether the stock was acquired from the Company or otherwise. The Legal Department will assist your broker in preparing and filing a Form 144 if one is required.
B.Additional Requirements for Section 16 Filing Persons
1.Short-Swing Trading Generally Prohibited. Section 16 of the Exchange Act penalizes Section 16 Reporting Persons who execute nonexempt “opposite way” transactions (i.e., a purchase and sale or a sale and purchase) in the Company’s registered equity securities (i.e., its common stock) within six months of each other by requiring the person to disgorge any resulting profits to the Company, regardless of whether he or she was in possession of material nonpublic information at the time of the matching (second) transaction. If the Company fails to act to recover any “short-swing” profits, any shareholder may sue to recover such profits on the Company’s behalf.
Any two nonexempt transactions of any opposite nature within any six-month period, regardless of the number of securities involved and however unrelated, may lead to the recovery of any profits deemed to be realized on the number of securities that are common to both transactions. Accordingly, any Company common stock purchased on the open market by a Section 16 Reporting Person or his or her Family Members must be held for a minimum of six months, and if such a person sells the Company’s common stock on the open market, he or she may not purchase the Company’s common stock on the open market for at least six months following the sale.

Notwithstanding the foregoing, same day “cashless” exercises of stock options are not subject to this prohibition, provided that there were no previous purchase transactions on the open market within six months of the exercise date. In addition, an election by a director to defer fees and credit them to a stock account, or to cease such deferral, is not subject to short-swing profit liability, nor is the acquisition of deferred stock units due to a deferral of fees or the acquisition of shares as a result of reinvested dividends. Sales of shares received upon distribution are not exempt from short-swing profit rules.
2.Additional Reporting Requirements.     Section 16 Reporting Persons must file reports with the SEC disclosing their beneficial holdings of the Company’s equity securities. A report on Form 3 must be filed within 10 days of becoming a Section 16 Reporting Person. In addition, subject to limited exceptions, transactions (including gifts) and changes in beneficial ownership of Company securities must be reported on a Form 4 no later than the second business day following the execution of the transaction. Alternatively, acquisitions of less than $10,000 may be reported on a Form 5 within 45 days of the Company’s fiscal year end. Any transaction or change in beneficial ownership that is not reported on a timely basis on a Form 4 or Form 5, or which is erroneously described in such a report, must be disclosed by the Company. Accordingly, you should be alert to your transactions, as well as those attributable to you, that require reporting under Section 16.
    Following the completion of your service to the Company, the short-swing profit recovery rules and the obligation to file a Form 4 will apply for six months after your final nonexempt sale or purchase that occurred while you were serving the Company.
In order to help monitor compliance with the Policy, Section 16 Reporting Persons are required to report to the General Counsel the details of any transaction in Company securities made by you or your Family Members not later than the close of business on the date the transaction occurs. The details should include the date, quantity and price at which the transaction was effected. In addition, copies of any Form 144 and any representation letters signed for the broker also should be provided.